UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

October 28, 2016

____________________________

ChineseInvestors.com, Inc.

(Exact name of registrant as specified in its charter)

____________________________

Indiana	000-54207	35-2089868
(State of Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3810 Durbin Street
Irwindale, CA	91706
(Address of principal executive offices)	(Zip Code)

(303) 345-1262

(Registrant’s telephone number, including area code)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfying the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangments of Certain Officers

In previous board of directors meetings held earlier this year, two of the directors of Chineseinvestors.com, Inc. (the “Company”) expressed their wish to step off the board of directors of the Company once the Company could find satisfactory replacements.

Mr. Brett Roper expressed a desire to be able to focus his efforts fully on the further development of Medicine Man Technologies Inc. (“MMT”) instead of continuing to split his time between his responsibilities with MMT and his roles as chief operating officer and director of the Company.

In addition, the Company’s long time independent director, James S. Toreson, age 74, expressed his desire to resign and not to be nominated for the upcoming year. Mr. Toreson is in the process of retiring from his commitments to the Company.  It should be noted that he is involved in several enterprises in the emerging legal cannabis market and expressed interest in focusing more of his time in business opportunities in that market.

Though neither Mr. Roper nor Mr. Toreson tendered his resignation during previous discussions, they expressed a desire to fully transition, if there was a way to do so without creating a burden to the Company. Following a thorough search, the board nominated two highly qualified prospective members, who along with the Chairman and CEO, Mr. Warren Wang were slated to be voted on by the shareholders at the board meeting to be held October 22, 2016.

The Board greatly appreciates the outstanding contribution these gentlemen have made to the Company over the previous years but reluctantly accepted their resignation, effective October 21, 2016. The Company’s chairman, Warren Wang, praised Mr. Toreson for his long and effective service on the Company’s board of directors, and Mr. Roper for his work as the Companies COO and board member. “These gentlemen were a key part of our success in transitioning to being a publicly traded company and in finding new business opportunities in the investor relations and start up support consulting that led to significant company revenues.”

Paul D. Dickman, the Company’s chief financial officer since 2009, also tendered his resignation effective October 21, 2016 as he is pursuing a new venture that will take the majority of his time. However, Mr. Dickman agreed to accept a nomination as a member of the Company’s board of directors effective October 22, 2016 which will serve to provide a smooth transition for the Board as it considered suitable replacements based upon his service as CFO since 2011.

ITEM 5.08	Shareholder Nominations Pursuant to Exchange Act Rule 14a-11

On October 22, 2016 the Company held its annual shareholders’ meeting. The a quorum of shareholders in person and by proxy failed to meet the required quorum. The board of directors appointed the three nominees, Mr. Wang, Mr. Dickman and Jack Deng to serve as the Company’s board of directors for the next year. The board of directors then hired Mr. Deng to serve as the Company’s Chief Financial Officer. Mr. Deng has extensive experience with major investments in China as well as managing a major trading company in China. Mr. Deng will also act as the chair of the compensation committee.

As noted, Mr. Dickman was appointed to the board.  He is no longer an employee of the Company and will serve as the chair of the audit committee and governance committee.

Mr. Wang was reelected to the board and will continue as the Chairman of the board.

In a matter related to Mr. Roper and Mr. Dickman joining MMT on a full-time basis, MMT has agreed to assume the expense and use of Company’s lease at 4880 Havana Street, Suite 102, Denver, CO 80239 through the expiration of that lease in mid-2018. The Company’s executive offices will now be located at 3810 Durbin Street, Irwindale, CA 91706 effective November 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ChineseInvestors.COM, Inc.

Date: October 28, 2016	By:	/s/ Warren Wang
Name: Warren Wang Title: Chief Executive Officer